THE DELTA APPAREL DISTRIBUTION


PARTIES  TO  THE  DISTRIBUTION  AGREEMENT

     Delta  Woodside
     ---------------

     Delta Woodside is a South Carolina corporation with its principal executive offices located at 233 North Main Street, Suite 200, Greenville, South Carolina 29601 (telephone number: 864-232-8301).

     Prior to the Delta Apparel distribution, Delta Woodside had three operating divisions: Delta Mills Marketing Company, Delta Apparel Company and Duck Head Apparel Company.

     - Delta Mills Marketing Company produces a range of cotton, synthetic and blended finished and unfinished woven products that are sold for the ultimate production of apparel, home furnishings and other products. After the Delta Apparel distribution and the Duck Head distribution, Delta Mills Marketing Company will remain the only continuing Delta Woodside operation.

     - Pursuant to the Delta Apparel distribution, Delta Woodside will distribute to its stockholders all of the outstanding common stock of Delta Apparel, which will continue the business formerly conducted by the Delta Apparel Company division of various subsidiaries of Delta Woodside. For a description of the business of the Delta Apparel Company division, see the information under the heading "Business of Delta Apparel".

     - Simultaneously with the Delta Apparel distribution, Delta Woodside will, pursuant to the Duck Head distribution, distribute to its stockholders all of the outstanding stock of Duck Head, which will continue the business formerly conducted by the Duck Head Apparel Company division of various subsidiaries of Delta Woodside. For a description of the business of the Duck Head Apparel Company division, see the information below under the subheading "Duck Head".

     Delta  Apparel
     --------------

     Delta Apparel is a Georgia corporation with its principal executive offices located at 3355 Breckinridge Blvd., Suite 100, Duluth, Georgia 30680 (telephone number: 770-806-6800).

     Duck  Head
     ----------

     Duck Head is a Georgia corporation with its principal executive offices located at 1020 Barrow Industrial Parkway, P.O. Box 688, Winder, Georgia 30680 (telephone number: 770-867-3111). Duck Head's business is designing, sourcing, producing, marketing and distributing boy's and men's value-oriented casual sportswear predominantly under the 134-year-old nationally recognized "Duck Head" (Reg. Trademark) label.

BACKGROUND  OF  THE  DELTA  APPAREL  DISTRIBUTION

     Since the middle of its 1998 fiscal year, Delta Woodside's board of directors has explored various means, in addition to effectively operating Delta Woodside's businesses, to enhance stockholder value.

     On March 9, 1998, Delta Woodside announced that it was withdrawing from the circular knit fabrics business, which had operated under the name of Stevcoknit Fabrics Company, and would be selling or closing and liquidating its two knitting, dyeing and finishing plants in Wallace, North Carolina, and its yarn spinning plant in Spartanburg, South Carolina. In the announcement, Delta Woodside also stated that it had decided to sell its Nautilus International fitness equipment division, and had retained an investment banking firm to handle the sale.


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     Delta Woodside completed most of the liquidation and sale of the Stevcoknit
Fabrics Company division during its 1998 fiscal year. The Nautilus International sale was consummated in January 1999.

     On September 15, 1998, Delta Woodside announced that its board of directors had approved a plan to purchase from time to time up to 2,500,000 outstanding Delta Woodside common shares at prices and at times at the discretion of Delta Woodside's top management. The announcement stated that Delta Woodside believed that, at times, its stock price was undervalued and that these purchases would enhance stockholder value.

     At a meeting on October 9, 1998, the Delta Woodside board of directors made the decision to sell the Duck Head Apparel Company division. To assist in this transaction, Delta Woodside hired an investment banking firm.

     On January 21, 1999, Delta Woodside announced that it had discussions with third parties with respect to a possible sale of the Duck Head Apparel Company division, and that, based on these discussions, Delta Woodside was continuing to explore strategic alternatives for the Duck Head Apparel Company division, but could not be reasonably certain that a transaction on satisfactory terms would be consummated in the near future. The announcement stated that, for this reason, Delta Woodside had made the decision to continue to report the Duck Head Apparel Company division as a part of continuing operations.

     At a meeting on February 4, 1999, the Delta Woodside board of directors approved a plan to effect a major restructuring of Delta Woodside. This restructuring would have involved the spin-off to the Delta Woodside stockholders of each of Delta Woodside's two apparel divisions, leaving the Delta Mills, Inc. subsidiary, and its operating division, Delta Mills Marketing Company, in Delta Woodside. Simultaneously with the spin-off, Delta Woodside would have been sold to a third party buyer not yet identified. Under this plan, the Delta Woodside stockholders would have received, for their shares of Delta Woodside common stock, shares of each of the new spun-off apparel companies and cash for their post spin-off Delta Woodside shares. The plan would have been subject to the approval of the Delta Woodside stockholders. If the plan had been approved by the requisite stockholder vote, the Rainsford plant in Edgefield, South Carolina, would have been sold by the Delta Mills, Inc. subsidiary to the Delta Apparel Company division, the Delta Apparel Company division and the Duck Head Apparel Company division would have been separated into two corporations, and the stock of each of the Delta Apparel corporation and the Duck Head corporation would have been distributed to all of the Delta Woodside stockholders. The Delta Woodside board of directors decided that Delta Woodside would promptly begin the process of soliciting offers for the purchase of the post spin-off Delta Woodside common stock, and that Delta Woodside would retain an investment banking firm to assist in the implementation of this restructuring plan.

     On March 16, 1999, Delta Woodside announced that Robert Rockey was assuming the position of chief executive officer of the Duck Head Apparel Company division, effective immediately. The announcement stated that, after the planned spin-off of the Duck Head Apparel Company operation, Mr. Rockey would serve as chairman and chief executive officer of that new separate corporation.

     On March 23, 1999, Delta Woodside announced that it had engaged Prudential Securities Incorporated (which this document refers to as "Prudential") to advise the Delta Woodside board of directors with respect to the previously announced plan to sell the portion of Delta Woodside remaining after the distribution to the Delta Woodside stockholders of the shares of stock of Delta Woodside's apparel businesses. The announcement also stated that the Duck Head Apparel Company division was no longer for sale.

     Following this announcement, Delta Woodside provided information respecting a possible sale of the remaining Delta Woodside--- to nineteen companies. None of these potential purchasers, however, made an offer for the remaining Delta Woodside that Delta Woodside considered to be satisfactory.


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     On  April  21,  1999, Delta Woodside announced that Robert W. Humphreys was assuming the position of president and chief executive officer of the Delta Apparel Company division. The announcement stated that, after the planned spin-off of the Delta Apparel Company operation, Mr. Humphreys would serve as the president and chief executive officer of that new separate corporation.

     At a meeting on June 24, 1999, the Delta Woodside board of directors decided to terminate the process of attempting to sell a post-spin-off Delta Woodside comprised solely of Delta Mills Marketing Company in line with its previously-announced plan, because it had not received any satisfactory offer for the business. The Board determined to continue to explore other strategies to enhance stockholder value, including: (1) the purchase of the Duck Head Apparel Company division and the Delta Apparel Company division by the Delta Mills, Inc. subsidiary, or (2) a spin-off/recapitalization in which the apparel divisions would be spun-off to the Delta Woodside stockholders as separate public companies, and substantial cash would be paid out to stockholders from new borrowings by the remaining Delta Woodside. Under the purchase of the Duck Head Apparel Company division and the Delta Apparel Company division by Delta Mills, Inc. scenario, Delta Woodside would have been provided with substantial cash to make acquisitions of Delta Woodside common stock or other businesses, or for other purposes. Under the spin-off/recapitalization scenario, Delta Woodside stockholders would have received, for their Delta Woodside common shares, shares of each of the new spun-off apparel companies, cash and stock in the remaining Delta Woodside. Also, additional shares of the remaining Delta Woodside (representing more than 20% of the then outstanding shares of the remaining Delta Woodside) would have been sold to members of management of Delta Mills Marketing Company. Consummation of the spin-off/recapitalization transaction was to be conditioned upon receiving a favorable vote of the Delta Woodside stockholders.

     Following this announcement, Delta Woodside, with the assistance of Prudential, explored the possibility of Delta Mills, Inc. refinancing its existing $150 million of 9 -5/8% Senior Notes with a larger issue of indebtedness in order to effect the proposed recapitalization. During the time frame of this examination, however, the interest rates payable by issuers of new senior debt in the textile and apparel industries became higher than were deemed acceptable by the Delta Woodside board of directors.

     On August 20, 1999, Delta Woodside announced that, due to weakness in the bond market, Delta Woodside believed that its previously announced recapitalization/spin-off strategy was not feasible at that time. Delta Woodside further announced that, because Delta Woodside believed that its stockholders would best be served by separating the operating companies, Delta Woodside did not plan to pursue the acquisition of the two apparel divisions by its textile subsidiary, Delta Mills, Inc., at that time. The announcement also stated that Delta Woodside was continuing to explore strategic alternatives to accomplish the separation of its operating companies, and would announce specific plans in the upcoming months.

     On October 4, 1999, Delta Woodside announced that it planned to spin off to the Delta Woodside stockholders its two apparel businesses (Delta Apparel Company and Duck Head Apparel Company) as two separate publicly-owned corporations. The announcement further stated that Delta Woodside was in the process of transferring various corporate functions to its three operating divisions (Delta Mills Marketing Company, Delta Apparel Company and Duck Head Apparel Company). The announcement stated that, upon the complete transfer of these functions or at the time of the spin-offs (as appropriate), the functions then being performed at the Delta Woodside level would no longer need to be performed at that level, and the executive officers of Delta Woodside would resign their positions with Delta Woodside. The announcement stated that, upon consummation of the spin-offs, Delta Mills Marketing Company would be Delta Woodside's sole remaining business, and William Garrett, the head of the Delta Mills Marketing Company division, would become President and Chief Executive Officer of the remaining Delta Woodside. The announcement stated that, in connection with the proposed spin-offs, significant equity incentives, in the form of stock options and incentive stock awards for the new public companies' stock, would be granted to the managements of the new companies. The announcement stated that Delta Woodside could not determine at that time whether the receipt of the apparel companies' stock would, or would not, be taxable to the Delta Woodside stockholders for Federal income tax purposes, but that, at the time that Delta Woodside had sufficient information to determine the appropriate Federal income tax treatment of the spin-offs, it would promptly provide the necessary income tax information to the Delta Woodside stockholders. The announcement stated that Delta Woodside believed that, even if the spin-offs were determined to be taxable for Federal income tax purposes, the spin-offs would still be in the best interests of Delta Woodside's stockholders.

REASONS  FOR  THE  DELTA  APPAREL  DISTRIBUTION

     Since the summer of 1998, Delta Woodside's board of directors has been engaged in the process of exploring various means to maximize stockholder value. The alternatives that the Delta Woodside Board has examined have included:

     (a)  a potential sale of the Duck Head Apparel Company division;

     (b)  a  pro  rata  tax-free   spin-off  of  Delta  Woodside's  two  apparel
          businesses to Delta Woodside's stockholders accompanied by a sale of the remaining company;

     (c) a pro rata tax-free spin-off of Delta Woodside's two apparel businesses to Delta Woodside's stockholders accompanied by a recapitalization of the remaining company that would involve a cash distribution to Delta Woodside's stockholders by that remaining company;

     (d)  a  pro  rata  tax-free   spin-off  of  Delta  Woodside's  two  apparel
          businesses to Delta Woodside's stockholders;

     (e) a pro rata taxable spin-off of Delta Woodside's two apparel businesses to Delta Woodside's stockholders;

     (f) a disproportionate tax-free spin-off of one of Delta Woodside's apparel businesses to one of Delta Woodside's major stockholders accompanied by a pro rata tax-free spin-off of the other apparel business to all the other stockholders;

     (g)  a potential sale of the Delta Apparel Company business or assets;

     (h) a purchase by Delta Mills, Inc. of the Delta Apparel Company and the Duck Head Apparel Company businesses; and

     (i) leaving Delta Woodside's three businesses in Delta Woodside in their current corporate form.

     During the course of this exploration, the Delta Woodside board witnessed a deterioration of general market conditions in the textile and apparel industries. This deterioration caused the market's perceived values of textile and apparel businesses to decline significantly.

     This decline, together with the information obtained by Delta Woodside in the process of exploring the alternatives described above, led the Delta Woodside board to conclude that:

     (i) any sale or liquidation at this time or in the near future of any of Delta Woodside's businesses would, more likely than not, be at depressed and unacceptable prices; and

     (ii) absent a change in circumstances, the interests of Delta Woodside and its stockholders would be best served by not pursuing the sale or liquidation of any of Delta Woodside's businesses at this time.

     The Delta Woodside Board also determined that the best interests of Delta Woodside and its stockholders would not be served by pursuing at this time any of the additional alternatives described above other than a pro rata spin-off of

Delta Woodside's two apparel businesses to Delta Woodside's stockholders. The major factors that led to this conclusion were the general market condition deterioration described above and:

     (1) contractual constraints, which added significantly to the costs of those alternatives that required additional financing to be incurred by Delta Mills;

     (2) Unfavorable debt market conditions, particularly for debt issuances by textile and apparel companies;

     (3) Insufficient buyer interest in any of Delta Woodside's businesses at prices deemed sufficient by the Delta Woodside board;

     (4) The Delta Woodside board's belief in the future enhanced stockholder value available from separating Delta Woodside's businesses into separate companies; and

     (5) The Delta Woodside board's conclusion that the interests of Delta Woodside and its stockholders would be adversely affected by any decision of the Delta Woodside board to delay implementing the separation of its businesses. The Board believes that continuing uncertainty in the marketplace as to Delta Woodside's strategic plans is likely to be damaging the relations of one or more of Delta
          Woodside's businesses with certain of its respective suppliers and customers, and that continuing uncertainty by the employees of Delta Woodside and its subsidiaries as to Delta Woodside's strategic plans could cause Delta Woodside or its subsidiaries to lose valuable employees.

     The Delta Woodside board, therefore, concluded that the best interests of Delta Woodside and its stockholders would be furthered by separating into distinct public companies Delta Woodside's three businesses (Delta Mills Marketing Company, Duck Head Apparel Company and Delta Apparel Company), and that the best method to accomplish this separation and thereby enhance stockholder value that is available to Delta Woodside at this time is to effect a pro rata spin-off to Delta Woodside's stockholders of each of Delta Woodside's apparel businesses, whether that spin-off is tax-free or taxable for federal income tax purposes.

     In reaching this determination, the Delta Woodside Board took into account its belief that the separation of Delta Woodside's three businesses will further the following objectives, among others, and thereby enhance stockholder value:

     (a) Permit the grant of equity incentives to the separate management of each business, which incentives would not be affected by the results of the other businesses and, therefore, would have excellent potential to align closely the interests of that management with those of the stockholders;

     (b) Permit the elimination of certain existing corporate overhead expenses that result from the current need to coordinate the operations of three distinct businesses that have separate modes of operation and markets;

     (c) Eliminate the complaints of certain customers of Delta Mills Marketing Company (which, as a supplier to those customers, has access to certain of their competitive information) that a competitor of theirs (Duck Head Apparel Company) is under common management with Delta Mills Marketing Company;

     (d) Permit each business to obtain, when needed, the best equity and debt financing possible without being affected by the operational results of the other businesses;

     (e) Permit each business to establish long-range plans geared toward the expected cyclicality, competitive conditions and market trends in its own line of business, unaffected by the markets, needs and constraints of the other businesses;

     (f) Promote a more streamlined management structure for each of the three businesses, better able to respond quickly to customer and market demands; and

     (g) Permit the value of each of the three divisions to be more accurately reflected in the equity market by separating the results of each business from the other two businesses.

     In reaching its conclusion, the Board also took into account the following additional factors:

     - The conclusion to be delivered to the Delta Woodside Board by a third party as to the solvency of Delta Apparel at the time of the Delta Apparel distribution;

     -    The  financial  statements of Delta Apparel set forth in this document
          under  the   heading,   "Unaudited   Pro  Forma   Combined   Financial
          Statements", and at pages F-1 to F-19;

     - The Delta Woodside board's knowledge of the business, operations, assets and financial condition of Delta Apparel;

     -    Delta  Apparel  management's  assessment  of the  prospects  of  Delta
          Apparel;

     - The current and prospective economic environment in which Delta Apparel operates; and

     -    The terms of the distribution agreement and the tax sharing agreement.

     This discussion of the information and factors considered by the Delta Woodside board is not meant to be exhaustive but is believed to include the material factors considered by the Delta Woodside board in authorizing the Delta Apparel distribution. The Delta Woodside board did not quantify or attach any particular weight to the various factors that it considered in reaching its determination that the Delta Apparel distribution, the Duck Head distribution and related transactions are advisable and in the best interests of Delta Woodside and its stockholders. In reaching its determination, the Delta Woodside board took the various factors into account collectively and the Delta Woodside board did not perform a factor-by-factor analysis.

DESCRIPTION  OF  THE  DELTA  APPAREL  DISTRIBUTION

     The distribution agreement among Delta Woodside, Delta Apparel and Duck Head sets forth the general terms and conditions relating to, and the relationship of the three corporations after, the Delta Apparel distribution. For an extensive description of the distribution agreement, see the section of this document found under the heading "Relationship Among Delta Apparel, Delta Woodside and Duck Head--Distribution Agreement".

     Delta Woodside plans to effect the Delta Apparel distribution on or about March __, 2000 by distributing all of the issued and outstanding shares of Delta Apparel common stock to the record holders of Delta Woodside common stock on the record date for this transaction, which is February __, 2000. Delta Woodside will distribute one share of Delta Apparel common stock to each of those holders for every ten shares of Delta Woodside common stock owned of record by that holder. The actual total number of shares of Delta Apparel common stock that Delta Woodside will distribute will depend on the number of shares of Delta Woodside common stock outstanding on the record date. Based upon the one-for-ten Delta Apparel distribution ratio and the number of shares of Delta Woodside common stock outstanding on January __, 2000, Delta Woodside will distribute approximately 2,386,000 shares of Delta Apparel common stock to holders of Delta Woodside common stock, which will then constitute all of the outstanding shares of Delta Apparel common stock. Delta Apparel common shares will be fully paid and nonassessable, and the holders of those shares will not be entitled to preemptive rights. For a further description of Delta Apparel common stock and the rights of its holders, see the portion of this document located under the heading "Description of Delta Apparel Capital Stock".

     For those holders of Delta Woodside common stock who hold their shares of Delta Woodside common stock through a stockbroker, bank or other nominee, Delta Woodside's distribution agent, First Union National Bank, will transfer the shares of Delta Apparel common stock to the registered holders of record who will make arrangements to credit their customers' accounts with Delta Apparel common stock. Delta Woodside anticipates that stockbrokers and banks generally will credit their customers' accounts with Delta Apparel common stock on or about March __, 2000.

     If a holder of Delta Woodside common stock owns a number of shares of Delta Woodside common stock that is not a whole multiple of ten and therefore would be entitled to receive a fraction of a whole share of Delta Apparel common stock, that holder will receive cash instead of a fractional share of Delta Apparel common stock. The distribution agent will aggregate into whole shares the fractional shares to be cashed out and sell them as soon as practicable in the open market at then prevailing prices on behalf of those registered holders who would otherwise be entitled to receive less than whole shares. These registered holders will receive instead a cash payment in the amount of their pro rata share of the total proceeds of those sales, less any brokerage commissions. The distribution agent will pay the net proceeds from sales of fractional shares based upon the average selling price per share of Delta Apparel common stock of all of those sales, less any brokerage commissions. Delta Apparel expects the distribution agent to make sales on behalf of holders who would receive a fraction of a whole Delta Apparel common share in the Delta Apparel distribution as soon as practicable after the Delta Apparel distribution date. None of Delta Woodside, Delta Apparel or the distribution agent guarantees any minimum sale price for those fractional shares of Delta Apparel common stock, and no interest will be paid on the sale proceeds of those shares.

MATERIAL  FEDERAL  INCOME  TAX  CONSEQUENCES

     Delta Woodside has attempted to structure the Delta Apparel distribution and the Duck Head distribution to qualify as tax-free spin offs for federal income tax purposes under Section 355 of the Internal Revenue Code. Section 355 treats a spin-off as tax free if the conditions of that statute are satisfied. One of these conditions is that the transaction is "not used principally as a device for the distribution of the earnings and profits" of Delta Woodside, Delta Apparel or Duck Head.

     Upon the request of a corporation that desires to effect a spin-off, the IRS will issue a private letter ruling that the proposed spin-off will be treated as tax-free under Section 355 so long as various conditions specified by the IRS are satisfied. Delta Woodside believes that, with the exception of one condition, the Delta Apparel distribution and the Duck Head distribution satisfy all the conditions for Delta Woodside to be able to obtain a private letter ruling from the IRS that the distributions are tax-free spin-offs under Section 355.

     The one IRS private letter ruling condition that Delta Woodside is unable to satisfy relates to the statutory requirement mentioned above that the transaction not be used principally as a device for the distribution of earnings and profits. The IRS private letter ruling condition is that each non-institutional beneficial owner of at least 5% of the outstanding Delta Woodside shares represent to the IRS that he, she or it has no plan or intention to sell, exchange, transfer by gift or otherwise dispose of any stock in Delta Woodside, Delta Apparel or Duck Head after the Delta Apparel distribution and the Duck Head distribution.

     Each of the non-institutional beneficial owners of at least 5% of the outstanding Delta Woodside shares, other than Bettis C. Rainsford (a director of Delta Woodside, Delta Apparel and Duck Head), has informed Delta Woodside that he, she or it is willing to provide the necessary representation to the IRS. Mr. Rainsford, however, has informed Delta Woodside that he is unwilling to provide the required representation.

     As a result, Delta Woodside is not eligible to receive a private letter ruling from the IRS that the Delta Apparel distribution and the Duck Head distribution qualify as tax-free spin-offs under Section 355.

     The fact that Delta Woodside is not eligible to receive a private letter ruling from the IRS on the issue does not, however, in and of itself, mean that the distributions do not qualify as tax-free spin-offs under Section 355. Whether the Delta Apparel distribution and the Duck Head distribution qualify under Section 355 as tax-free spin-offs will depend on whether the criteria in
Section  355  and  the  relevant rules and regulations of the IRS are satisfied.

     Delta Woodside believes, based on the information currently available to it, that the only Section 355 condition that the IRS may view as not satisfied by the Delta Apparel distribution and the Duck Head distribution is the one mentioned above that the distributions not be "used principally as a device for the distribution of the earnings and profits" of Delta Woodside, Delta Apparel or Duck Head. Whether or not the distributions satisfy this condition will depend primarily on events and circumstances that may or may not occur after the Delta Apparel distribution and the Duck Head distribution and over which Delta Woodside, Delta Apparel and Duck Head will have no control. In particular, in some circumstances one or more sales or other dispositions by any greater than 5% beneficial owner of Delta Woodside, Delta Apparel or Duck Head shares after the distributions may indicate to the IRS that the distributions were "used principally as a device for the distribution of the earnings and profits" of Delta Woodside, Delta Apparel or Duck Head, whereas in other circumstances any sales or dispositions of this nature may not. Delta Woodside cannot at this time predict what all of its 5% or greater beneficial owners will do with respect to their Delta Woodside shares, Delta Apparel shares or Duck Head shares after the distributions and, therefore, is not in a position now to inform its stockholders as to the federal income tax consequences of the Delta Apparel distribution and the Duck Head distribution.

     Notwithstanding this uncertainty, Delta Woodside will make a good faith determination, as soon as practicable and in any event prior to January 31, 2001, on the basis of all of the facts then known to it, and advise all of its stockholders who receive Delta Apparel shares in the Delta Apparel distribution and Duck Head shares in the Duck Head distribution whether or not in Delta Woodside's opinion the Delta Apparel distribution and the Duck Head distribution should be treated as tax-free spin-offs under Section 355.

     Each holder of Delta Woodside shares that receives Delta Apparel shares and Duck Head shares in the distribution must attach a descriptive statement about the distributions to his, her or its federal income tax return for the year in which the distributions occur. Delta Woodside will provide the required information to each holder of Delta Woodside shares as of the record date for the distributions.

     Material  Federal Income Tax Consequences if the Delta Apparel Distribution
     ---------------------------------------------------------------------------
     and the  Duck Head Distribution Qualify as Tax-Free Spin-Offs under Section
     ---------------------------------------------------------------------------
     355

     If the Delta Apparel distribution and the Duck Head distribution qualify as tax-free spin-offs under Section 355, then:

1. The Delta Woodside stockholders who receive those shares will not recognize gain upon either of the distributions, except as described immediately below with respect to fractional shares.

2. Cash, if any, received by a Delta Woodside stockholder instead of a fractional share of Delta Apparel common stock or Duck Head common stock will be treated as received in exchange for that fractional share. That stockholder will recognize gain or loss to the extent of the difference between his, her or its tax basis in that fractional share and the amount received for that fractional share, and, provided that fractional share is held as a capital asset, the gain or loss will be capital gain or loss.

3. Each Delta Woodside stockholder will be required to apportion his, her or its tax basis in the stockholder's Delta Woodside shares between the Delta Woodside shares retained and the Duck Head shares and Delta Apparel shares received, with this apportionment to be made in proportion to the shares' relative fair market values for federal income tax purposes at the date of the distributions.

4. The Delta Woodside stockholder's holding period for the Delta Apparel shares and the Duck Head shares received in the distributions will be the same as the stockholder's holding period for the Delta Woodside shares with respect to which the Delta Apparel distribution and the Duck Head distributions are made.

5. No gain or loss will be recognized by Delta Woodside with respect to the Delta Apparel distribution or the Duck Head distribution, except to the extent of any excess loss accounts or deferred intercompany gains. Delta Woodside anticipates that in connection with the distributions Delta Woodside will recognize gain as a result of excess loss accounts or deferred intercompany gains, but that this gain will be offset by Delta Woodside's net operating losses.

     Material  Federal Income Tax Consequences if the Delta Apparel Distribution
     ---------------------------------------------------------------------------
     and the  Duck  Head Distribution Do Not Qualify as Tax-Free Spin-Offs under
     ---------------------------------------------------------------------------
     Section 355
     -----------

     If the Delta Apparel distribution and the Duck Head distribution do not qualify as tax-free spin-offs under Section 355, then the following are the material federal income tax consequences to each participating Delta Woodside stockholder and to Delta Woodside:

1. Each Delta Woodside stockholder will recognize dividend income to the extent of the lesser of (a) the value of the Delta Apparel shares and the Duck Head shares received (together with any cash received for any fractional share) or (b) the stockholder's pro rata share of the accumulated earnings and profits of Delta Woodside for federal income tax purposes through the end of fiscal year 2000. This dividend income will not reduce any Delta Woodside stockholder's basis in his, her or its Delta Woodside shares.

     a. Delta Woodside will advise each Delta Woodside stockholder, as soon as practicable and in any event prior to January 31, 2001, of the fair market value for federal income tax purposes of the Delta Apparel shares and the Duck Head shares received by them in the distributions. Because those values for federal income tax purposes will depend on the trading prices of the Delta Apparel shares and the Duck Head shares around the time of the distribution, Delta Woodside is not able at this time to predict what those values will be.

     b. Delta Woodside's accumulated earnings and profits through fiscal year 1999 were approximately $18.2 million (approximately $0.76 per Delta Woodside share). The amount, if any, of Delta Woodside's earnings and profits for fiscal year 2000 cannot be determined at this time. Delta Woodside will advise each Delta Woodside stockholder, as soon as practicable and in any event prior to January 31, 2001, of that stockholder's pro rata share of Delta Woodside's accumulated earnings and profits through fiscal year 2000.

2. Any value of the Delta Apparel shares and Duck Head shares (together with any cash received for any fractional share) that exceeds the Delta Woodside stockholder's pro rata share of Delta Woodside's accumulated earnings and profits through fiscal year 2000 will constitute a return of capital to that stockholder (i.e. the stockholder will not be taxed on that value) up to the stockholder's basis in his, her or its Delta Woodside shares, and the stockholder's basis in his, her or its Delta Woodside shares will be reduced accordingly. Any remaining value of the Delta Apparel shares and Duck Head shares (together with any cash received for any fractional share) in excess of the Delta Woodside stockholder's basis in his, her or its Delta Woodside shares will be taxable to the Delta Woodside stockholder as gain, which will be capital gain if the Delta Woodside stock is held as a capital asset. This capital gain will be taxable as either long term or short term capital gain, depending upon the stockholder's holding period for those Delta Woodside shares.

3. The Delta Woodside stockholder's tax basis in the Delta Apparel shares and the Duck Head shares received in the distributions will be equal to the fair market value for federal income tax purposes of those shares at the time of the distributions. The stockholder's holding period for those shares will begin on the date of the distributions.

4. The Delta Apparel distribution and the Duck Head distribution will also be taxable as a gain to Delta Woodside, to the extent of the excess of the value for federal income tax purposes of the Delta Apparel shares and the Duck Head shares distributed over their tax bases to Delta Woodside. Delta Woodside believes that any federal income tax liability to it resulting from the Delta Apparel distribution and the Duck Head distribution will not be material, because any applicable recognized income will be offset by Delta Woodside's net operating losses. Any gain recognized by Delta Woodside on the Delta Apparel distribution or the Duck Head distribution will increase the fiscal year 2000 earnings and profits. Delta Woodside cannot at this time calculate the amount of this gain because it is unable to forecast what the initial trading prices will be for the Delta Apparel shares or the Duck Head shares, which will be the federal income tax values of the Delta Apparel shares and the Duck Head shares for purposes of this calculation.

     Net  Operating  Loss  Carry  Forwards
     -------------------------------------

     As of July 3, 1999, Delta Woodside had net operating loss carry forwards, for federal income tax purposes, of approximately $68 million. Delta Woodside believes that, following the Delta Apparel distribution and the Duck Head distribution, approximately $56 million of this net operating loss carry forward will remain as a tax attribute of Delta Woodside ($10 million of which will be subject to limitation under the separate return limitation rules), approximately $9 million will be a tax attribute of Delta Apparel and approximately $3 million will be a tax attribute of Duck Head.

     Prior to the Delta Apparel distribution and the Duck Head distribution, the Delta Apparel Company division and the Duck Head Apparel Company division were part of the Delta Woodside consolidated group, and the net operating losses of any member of the Delta Woodside consolidated group were generally available to reduce the consolidated federal taxable income of the group. For financial reporting purposes, prior to the Delta Apparel distribution and the Duck Head distribution each of Delta Apparel and Duck Head carries "deferred tax assets" on its balance sheet to reflect, among other matters, the financial impact of their respective hypothetical separate company net operating loss carry forwards. For federal income tax purposes, tax attributes, such as net operating loss carry forwards, remain with the corporate entity, not the division, that generated them. Therefore, with the Delta Apparel distribution and the Duck Head distribution, tax attributes, including the Delta Woodside consolidated federal net operating loss carry forward, will be allocated among Delta Woodside, Delta Apparel and Duck Head in accordance with the federal consolidated return regulations.

     The pro forma balance sheet of Delta Apparel that is included under the heading "Unaudited Pro Forma Combined Financial Statements" reflects Delta Apparel's expected allocable portion of the pre-distribution Delta Woodside consolidated federal net operating loss carry forward.

     THE  FOREGOING  IS  A  GENERAL  DISCUSSION  AND IS NOT INTENDED TO SERVE AS
SPECIFIC ADVICE FOR ANY PARTICULAR DELTA WOODSIDE STOCKHOLDER, SINCE THE TAX CONSEQUENCES OF THE DELTA APPAREL DISTRIBUTION AND THE DUCK HEAD DISTRIBUTION TO EACH STOCKHOLDER WILL DEPEND UPON THAT STOCKHOLDER'S OWN PARTICULAR CIRCUMSTANCES. EACH STOCKHOLDER SHOULD CONSULT HIS, HER OR ITS OWN ADVISORS AS TO THE FEDERAL, FOREIGN, STATE AND LOCAL TAX CONSEQUENCES TO THAT STOCKHOLDER OF THE DELTA APPAREL DISTRIBUTION AND THE DUCK HEAD DISTRIBUTION.

ACCOUNTING  TREATMENT

     The Delta Apparel distribution and the Duck Head distribution will be accounted for in accordance with United States generally accepted accounting principles. Accordingly, the Delta Apparel distribution will be accounted for by Delta Woodside based on the recorded amounts of the net assets being spun-off after reduction, if appropriate, for any indicated impairment of value. Delta Woodside will charge directly to equity as a dividend the historical cost carrying amount of the net assets of Delta Apparel.

                       RELATIONSHIPS AMONG DELTA APPAREL,
                          DELTA WOODSIDE AND DUCK HEAD


     This section describes the primary agreements among Delta Apparel, Delta Woodside and Duck Head that will define the ongoing relationships among them and their subsidiaries and affiliates after the Delta Apparel distribution and is expected to provide for the orderly separation of the three companies. The following description of the distribution agreement and the tax sharing agreement summarizes the material terms of those agreements. If there is a discrepancy between this summary and those agreements, you should rely on the information in those agreements. Delta Apparel has filed those agreements as exhibits to its Registration Statement on Form 10 filed with the Securities and Exchange Commission. This document is a part of that registration statement.

DISTRIBUTION  AGREEMENT

     Delta Apparel has entered into a distribution agreement with Delta Woodside and Duck Head as of January __, 2000. The distribution agreement provides for the procedures for effecting the Delta Apparel distribution and the Duck Head distribution. For this purpose, as summarized below, the distribution agreement provides for the principal corporate transactions and procedures for separating the Delta Apparel Company division's business and the Duck Head Apparel Company division's business from the rest of Delta Woodside. Also, as summarized below, the distribution agreement defines the relationships among Delta Apparel, Delta Woodside and Duck Head after the Delta Apparel distribution with respect to, among other things, indemnification arrangements and employee benefit arrangements.

     Intercompany  reorganization
     ----------------------------

     The distribution agreement provides, that, no later than the time the Delta Apparel distribution occurs, Delta Woodside, Delta Apparel and Duck Head will have caused the following to have been effected:

     (a) Delta Woodside will have contributed, as contributions to capital, all net debt amounts owed to it by the corporations that previously had conducted the Delta Apparel Company division's business and the Duck Head Apparel Company division's business.

     (b) All the assets used in the operations of the Delta Apparel Company division's business will have become owned by Delta Apparel or a subsidiary of Delta Apparel, including the sale by Delta Mills to Delta Apparel of the Rainsford Plant, located in Edgefield, SC, to Delta Apparel as described below under the subheading "Other Relationships".

     (c) Delta Apparel will have assumed all of the liabilities of the Delta Apparel Company division of Delta Woodside, and will have caused all holders of indebtedness for borrowed money that are part of the assumed Delta Apparel liabilities and all lessors of leases that are part of the assumed Delta Apparel liabilities to release all obligors (other than Delta Apparel or any of its subsidiaries) of that indebtedness and under those leases.

     (d) All the assets used in the operations of the Duck Head Apparel Company division's business will have become owned by Duck Head or a subsidiary of Duck Head.

     (e) Duck Head will have assumed all of the liabilities of the Duck Head Apparel Company division of Delta Woodside, and will have caused all holders of indebtedness for borrowed money that are part of the assumed Duck Head liabilities and all lessors of leases that are part of the assumed Duck Head liabilities to release all obligors (other than Duck Head or any of its subsidiaries) of that indebtedness and under those leases.

     (f) Delta Woodside will have caused all holders of indebtedness for borrowed money and all lessors of leases that are not part of the liabilities assumed by Delta Apparel or the liabilities assumed by Duck Head to release all obligors (other than Delta Woodside or its remaining subsidiaries) of that indebtedness and under those leases.

     Indemnification
     ---------------

     Each of Delta Woodside, Delta Apparel and Duck Head has agreed to indemnify each other and their respective directors, officers, employees and agents against any and all liabilities and expenses incurred or suffered that arise out of or pertain to:

     (a) any breach of the representations and warranties made by it in the distribution agreement;

     (b)  any breach by it of any obligation under the distribution agreement;

     (c) the liabilities assumed or retained by it under the distribution agreement; or

     (d) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission of a material fact contained in any of its disclosure documents filed by it with the SEC, except insofar as the misstatement or omission was based upon information furnished to the indemnifying party by the indemnified party.

     Employee  Matters
     -----------------

     Delta Woodside will cause those individuals who are employed by the Delta Apparel division to become employees of Delta Apparel, Delta Apparel will assume the accrued employee benefits of these employees and Delta Woodside will cause the account balance of each of these employees in any and all of Delta Woodside's employee benefit plans (other than the Delta Woodside stock option plan) to be transferred to a comparable employee benefit plan of Delta Apparel.

     Intercompany  Accounts
     ----------------------

     Amounts owed by Delta Apparel to Delta Mills for yarn previously sold by Delta Mills to Delta Apparel will be paid in the ordinary course of business. As of October 2, 1999, these amounts aggregated approximately $5.5 million.

     Other than any amounts owed under the tax sharing agreement, generally all other intercompany receivable, payable and loan balances existing as of the time of the Delta Apparel distribution between Delta Apparel, on the one hand, and Duck Head and Delta Woodside, on the other hand, will be deemed to have been paid in full by the party or parties owing the relevant obligation.

     Transaction  Expenses
     ---------------------

     Generally, all costs and expenses incurred in connection with the Delta Apparel distribution, the Duck Head distribution and related transactions shall be paid by Delta Woodside; provided that the holders of the Delta Woodside shares shall pay their own expenses, if any, incurred in connection with the Delta Apparel distribution and the Duck Head distribution.

TAX  SHARING  AGREEMENT

     Delta Apparel will enter into a tax sharing agreement with Delta Woodside and Duck Head that will describe, among other things, each company's rights and obligations relating to tax payments and refunds for periods before and after the Delta Apparel distribution and related matters like the filing of tax returns and the handling of audits and other tax proceedings. The tax sharing agreement also describes the indemnification arrangements with respect to tax matters among Delta Apparel and its subsidiaries (which this document refers to as the Delta Apparel tax group), Delta Woodside and its subsidiaries after the Delta Apparel distribution and the Duck Head distribution (which this document refers to as the Delta Woodside tax group) and Duck Head and its subsidiaries (which this document refers to as the Duck Head tax group).

     Under the tax sharing agreement, the allocation of tax liabilities and benefits is generally as follows:

     -    With respect to federal income taxes:

          (a) For each taxable year that ends prior to the Delta Apparel distribution, Delta Woodside shall be responsible for paying any increase in federal income taxes, and shall be entitled to receive the benefit of any refund of or saving in federal income taxes, that results from any tax proceeding with respect to any returns relating to federal income taxes of the Delta Woodside consolidated federal income tax group.

          (b) For the taxable period ending on the date of the Delta Apparel distribution, Delta Woodside shall be responsible for paying any federal income taxes, and shall be entitled to any refund of or saving in federal income taxes, with respect to the Delta Woodside consolidated federal income tax group.

     -    With respect to state income, franchise or similar taxes:

          (a) For each taxable year that ends prior to the Delta Apparel distribution, each corporation that is a member of the Delta Woodside tax group, the Duck Head tax group or the Delta Apparel tax group shall be responsible for paying any increase in those state taxes, and shall be entitled to receive the benefit of any refund of or saving in those state taxes, that results from any tax proceeding with respect to any returns relating to those state taxes of that corporation (or any predecessor by merger of that corporation).

          (b) For the taxable period ending on the date of the Delta Apparel distribution, each corporation that is a member of the Delta Woodside tax group, the Duck Head tax group or the Delta Apparel tax group shall be responsible for paying any of those state taxes, and shall be entitled to any refund of or saving in those state taxes, with respect to that corporation (or any predecessor by merger of that corporation).

     -    With respect to federal employment taxes

          (a) Delta Woodside shall be responsible for the federal employment taxes payable with respect to the compensation paid, whether before, on or after the date of the Delta Apparel distribution, by any member of the Delta Woodside federal income tax consolidated group for any part of the period ending on the date of the Delta Apparel distribution or by any member of the Delta Woodside tax group for any period after that date to all individuals who are past or present employees of any business of Delta Woodside other than the business of Delta Apparel or the business of Duck Head.

          (b) Duck Head shall be responsible for the federal employment taxes payable with respect to the compensation paid, whether before, on or after the date of the Delta Apparel distribution, by any member of the Delta Woodside federal income tax consolidated group for any part of the period ending on the date of the Duck Head distribution or by any member of the Duck Head tax group for any period after that date to all individuals who are past or present employee of the business of Duck Head.

          (c) Delta Apparel shall be responsible for the federal employment taxes payable with respect to the compensation paid, whether before, on or after the date of the Delta Apparel distribution, by any member of the Delta Woodside federal income tax consolidated group for any part of the period ending on the date of the Delta Apparel distribution or by any member of the Delta Apparel tax group for any period after that date to all individuals who are past or present employee of the business of Delta Apparel.

     - With respect to any taxes, other than federal employment taxes, federal income taxes and state income, franchise or similar taxes:

          (a) Delta Woodside shall be responsible for any of these taxes, regardless of the time period or circumstance with respect to which the taxes are payable, arising from or attributable to any business of Delta Woodside other than the business of Delta Apparel or the business of Duck Head;

          (b) Duck Head shall be responsible for any of these taxes, regardless of the time period or circumstance with respect to which the taxes are payable, arising from or attributable to the business of Duck Head; and

          (c) Delta Apparel shall be responsible for any of these taxes, regardless of the time period or circumstance with respect to which the taxes are payable, arising from or attributable to the business of Delta Apparel.

     - The Delta Woodside tax group shall be responsible for all taxes, and shall receive the benefit of all tax items, of any member of the Delta Woodside tax group that relate to any taxable period after the Delta Apparel distribution. The Duck Head tax group shall be responsible for all taxes, and shall receive the benefit of all tax items, of any member of the Duck Head tax group that relate to any taxable period after the Duck Head distribution. The Delta Apparel tax group shall be responsible for all taxes, and shall receive the benefit of all tax items, of any member of the Delta Apparel tax group that relate to any taxable period after the Delta Apparel distribution.

     Under the tax sharing agreement, the Delta Apparel tax group and the Duck Head tax group have irrevocably designated Delta Woodside as their agent for purposes of taking a broad range of actions in connection with taxes for pre-distribution periods. Those actions include the settlement of tax audits, other tax proceedings and disputes arising out of the interpretation of the tax sharing agreement. These arrangements may result in conflicts of interest among Delta Apparel, Delta Woodside and Duck Head.

     Under the tax sharing agreement, the Delta Apparel tax group, the Delta Woodside tax group and the Duck Head tax group have agreed to indemnify one another against various tax liabilities, generally in accordance with the allocation of tax liabilities and benefits described above.

OTHER  RELATIONSHIPS

     Boards  of  Directors  of  Delta  Apparel,  Delta  Woodside  and  Duck Head
     ---------------------------------------------------------------------------

     The following directors of Delta Apparel are also directors of Delta Woodside and Duck Head: William F. Garrett, C. C. Guy, Dr. James F. Kane, Dr. Max Lennon, E. Erwin Maddrey, II, Buck A. Mickel and Bettis C. Rainsford. In the event that any material issue were to arise between Delta Apparel, on the one hand, and either Delta Woodside or Duck Head, on the other hand, these directors could be deemed to have a conflict of interest with respect to that issue. In that circumstance, Delta Apparel anticipates that it will proceed in a manner that is determined by a majority of those members of Delta Apparel's board of directors who are not also members of the board of directors of Delta Woodside or the board of directors of Duck Head (as applicable).

     Sales  to  and  Purchases  from  Delta  Woodside  or  Duck Head of Goods or
     ---------------------------------------------------------------------------
     Manufacturing  Services
     -----------------------

     In the ordinary course of Delta Apparel's business, Delta Apparel has produced T-shirts for Duck Head, purchased T-shirts from Duck Head and purchased yarn and fabrics from Delta Mills. The following table shows these transactions for the last three fiscal years and for the first three months of fiscal year 2000:

                            (in thousands of dollars)

                                    Fiscal year
                                    -----------      First quarter of
                                1997    1998   1999  Fiscal year 2000
                               ------  ------  ----  ----------------

Sold to Duck Head                 403     156   481                 6

Purchased from Duck Head          653     132     0                 0

Purchased from Delta Mills(1)  26,456  17,683     0                 0

________________________________________
(1) For purposes of this table, yarn produced by the Rainsford Plant and used by Delta Apparel, prior to the transfer in April 1998 of operational control of the Rainsford Plant, is treated as sold by Delta Mills to Delta Apparel.

      Prior to the end of March 1997, all yarn sales between Delta Mills and Delta Apparel were at a price equal to cost plus $0.01 per pound. Since March 1997, all of these yarn sales have been made at prices deemed by Delta Apparel to approximate market value. In connection with these pricing policies on yarn sales, through March 1997 Delta Apparel maintained with Delta Mills a non-interest bearing deposit which aggregated $11.2 million at June 29, 1996. Effective May 7, 1997, Delta Woodside adopted a written policy statement governing the pricing of intercompany transactions. Among other things, this policy statement provides that all intercompany sales and purchases will be settled at market value and terms.

     All of the T-shirt and fabric sales were made at prices deemed by Delta Apparel to approximate market value.

     Delta Apparel anticipates that any future sales or purchases to or from Duck Head or Delta Woodside in the future will not be material.

     Purchase  of  Rainsford  Plant
     ------------------------------

     The Rainsford Plant manufactures yarn for use in knitting operations. In April 1998, control of the operations and management of the Rainsford Plant in Edgefield, South Carolina was transferred from Delta Mills to Delta Apparel, which converted the assets to produce yarn products for use in Delta Apparel's products. A condition to consummation of the Delta Apparel distribution is the sale by Delta Mills to Delta Apparel of the Rainsford Plant and related inventory. Delta Apparel anticipates that the purchase price for these assets will be cash equal to the assets' net book value. As required by the terms of the 9 5/8% Senior Notes of Delta Mills, Delta Mills will provide to the holders of those Senior Notes an opinion of an investment banking firm as to the fairness from a financial point of view to those holders of the terms of this sale.

     Management  Services
     --------------------

     Delta Woodside has provided various services to the operating divisions of its subsidiaries, including the Delta Mills Marketing Company, Duck Head Apparel Company and Delta Apparel Company divisions. These services include payroll, accounting, internal audit, employee benefits and services, purchasing, cotton procurement, management information services and tax accounting. These services have been charged on the basis of Delta Woodside's cost and allocated to the various divisions based on employee headcount, computer time, projected sales and other criteria.

     During fiscal years 1997, 1998, and 1999, Delta Woodside charged the Delta Apparel Company division $1,138,000, $1,048,000 and $1,135,000, respectively, for these services.

     Other
     -----

     For further information on transactions with affiliates by Delta Apparel, see Note 8 to the Combined Financial Statements of Delta Apparel under "Index to Financial Statements" in this document, which information is incorporated into this section by reference.

     Except as described above with respect to yarn sales, any transaction entered into between Delta Apparel and any officer, director, principal stockholder or any of their affiliates has been on terms that Delta Apparel believes are comparable to those that would be available to Delta Apparel from non-affiliated persons.

                INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS IN
                         THE DELTA APPAREL DISTRIBUTION


     One or more executive officers of Delta Apparel and one or more members of the Delta Apparel board of directors will receive economic benefits as a result of the Delta Apparel distribution and the Duck Head distribution and may have other interests in the Delta Apparel distribution and the Duck Head distribution in addition to their interests as Delta Woodside stockholders. Some of these executive officers and directors will also be the beneficial owners of more than 5% of the outstanding shares of common stock of Delta Apparel immediately following the Delta Apparel distribution. See "Security Ownership of Significant Beneficial Owners and Management." The Delta Woodside board of directors was aware of these interests and considered them along with the other matters described above under "The Delta Apparel Distribution -- Background of the Delta Apparel Distribution" and "The Delta Apparel Distribution -- Reasons for the Delta Apparel Distribution."

RECEIPT  OF DELTA APPAREL STOCK OPTIONS AND DELTA APPAREL INCENTIVE STOCK AWARDS

     The compensation grants committee or compensation committee of the Delta Apparel board of directors anticipates that, during the first six months following the Delta Apparel distribution, grants under the Delta Apparel stock option plan and awards under the Delta Apparel incentive stock award plan will be made to the following executive officers of Delta Apparel:

Name and position                         Shares Covered by Options(1)  Shares Covered by Awards
----------------------------------------  ----------------------------  ------------------------
Robert W. Humphreys                                 [to be determined]  [to be determined]
 President and Chief Executive Officer

Herbert M. Mueller                                  [to be determined]  [to be determined]
 Vice President, Chief Financial Officer
 and Treasurer

Marjorie F. Rupp                                    [to be determined]  [to be determined]
 Vice President and Secretary

___________________________________
(1) The compensation grants committee or the compensation committee of the Delta Apparel board of directors anticipates that the stock options will be granted at various dates during the six month period. The exercise price for any option will be the stock's closing market value at the date of grant.

PAYMENTS  IN  CONNECTION  WITH  DELTA  APPAREL  DISTRIBUTION  AND  DUCK  HEAD
DISTRIBUTION

     The Delta Woodside board of directors currently anticipates that, in connection with the Delta Apparel distribution and the Duck Head distribution, special cash bonuses may be awarded by Delta Woodside to the following individuals who are members of the Delta Apparel board of directors:

Name                  Cash bonus ($)
--------------------  --------------
William F. Garrett           306,000

C.C. Guy                      32,625

Robert W. Humphreys          117,000

Dr. James F. Kane             32,625

Dr. Max Lennon                32,250

E. Erwin Maddrey, II         500,000

Buck A. Mickel                31,625

Bettis C. Rainsford          360,000

These bonuses would be made in consideration of these individuals' efforts on behalf of Delta Woodside leading up to the Delta Apparel distribution and the Duck Head distribution.

EARLY  EXERCISABILITY  OF  DELTA  WOODSIDE  STOCK  OPTIONS

     Pursuant to the distribution agreement, Delta Woodside has provided the holders of outstanding options granted under the Delta Woodside stock option plan, whether or not those options were then exercisable, with the opportunity to amend the terms of their Delta Woodside stock options. The amendment offered to each holder provided that:

     (i) all unexercisable portions of the holder's Delta Woodside stock options became immediately exercisable in full five (5) business days prior to the Delta Apparel record date, which permitted the holder to exercise all or part of the holder's Delta Woodside stock option prior to the Delta Apparel record date (and thereby receive Delta Apparel shares in the Delta Apparel distribution and Duck Head shares in the Duck Head distribution); and

     (ii) any Delta Woodside stock options that remained unexercised as of the Delta Apparel record date remain exercisable for only Delta Woodside common shares, and for the same number of Delta Woodside common shares at the same exercise price, after the Delta Apparel distribution and the Duck Head distribution as before the Delta Apparel distribution and the Duck Head distribution (and not for a combination of Delta Woodside shares, Delta Apparel shares and Duck Head shares).

     All holders of outstanding options under the Delta Woodside Stock Option Plan entered into the proposed amendment.

     As a result of these amendments, options for Delta Woodside shares became exercisable earlier than they otherwise would have for the following Named Executives and members of the Delta Apparel board of directors for the following number of shares of Delta Woodside common stock:

Name                             Number of Delta Woodside
----                ---------------------------------------------------
                       common shares covered by portion of stock
                    ---------------------------------------------------
                    options the exercisability of which was accelerated
                    ---------------------------------------------------
William F. Garrett                       37,500

Herbert M. Mueller                        4,500

Marjorie F. Rupp                          3,000

LEASE  TERMINATIONS

     Delta Woodside has leased its principal corporate office space and space for its benefits department, purchasing department and financial accounting department from a corporation (Hammond Square, Ltd.), one-half of the stock of which is owned by each of E. Erwin Maddrey, II (a director of Delta Apparel and Duck Head and President and Chief Executive Officer (from which officer positions he will resign in connection with the Delta Apparel distribution) and a director of Delta Woodside) and Jane H. Greer (Vice President and Secretary of Delta Woodside (from which officer positions she will resign in connection with the Delta Apparel distribution)). Mr. Maddrey and Ms. Greer are also the directors and executive officers of Hammond Square, Ltd. The lease of this space was executed effective September 1, 1998, covers approximately 9,662 square feet at a rental rate of $13.50 per square foot per year (plus certain other expenses) and had an expiration date of August 2003. In connection with the Delta Apparel distribution and the Duck Head distribution, Hammond Square, Ltd. and Delta Woodside have agreed that this lease will terminate on the Delta Apparel distribution date in exchange for the payment by Delta Woodside to Hammond Square, Ltd. of $135,268. Following the Delta Apparel distribution date, Delta Woodside may continue to use the space on an as needed month-to-month basis at the rental rate of $14.00 per square foot per year (plus certain other expenses).

     Delta Woodside has leased office space in Edgefield, South Carolina from The Rainsford Development Corporation, a corporation wholly owned by Bettis C. Rainsford (a director of Delta Apparel, Duck Head and Delta Woodside). Mr.
Rainsford  is  a  director  and executive officer and Brenda L. Jones (Assistant
Secretary of Delta Woodside (from which officer positions she will resign in connection with the Delta Apparel distribution)) is an executive officer of The Rainsford Development Corporation. In connection with the Delta Apparel distribution and the Duck Head distribution, The Rainsford Development Corporation and Delta Woodside have agreed that this lease will terminate on the Delta Apparel distribution date in exchange for the payment by Delta Woodside to The Rainsford Development Corporation of $33,299.08.

LEASE  OF  STORE  IN  EDGEFIELD,  SOUTH  CAROLINA

     Duck Head leases a building in Edgefield, South Carolina from Bettis C. Rainsford (a director of Delta Apparel, Duck Head and Delta Woodside) pursuant to an agreement involving rental payments equal to 3% of gross sales of the Edgefield store, plus 1% of gross sales of the store for utilities. Under this lease agreement, $9,944, $11,076 and $10,947 was paid to Mr. Rainsford during fiscal 1997, 1998 and 1999, respectively.

TRANSFERS  OF  LIFE  INSURANCE  POLICIES

     In February 1991, each of E. Erwin Maddrey, II (a director of Delta Apparel and Duck Head and President and Chief Executive Officer (from which officer positions Mr. Maddrey will resign in connection with the Delta Apparel distribution) and a director of Delta Woodside) and Bettis C. Rainsford (a director of Delta Apparel, Duck Head and Delta Woodside) entered into a stock transfer restrictions and right of first refusal agreement (which this document refers to as a "First Refusal Agreement") with Delta Woodside. Pursuant to each First Refusal Agreement, Mr. Maddrey or Mr. Rainsford, as the case may be, granted Delta Woodside a specified right of first refusal with respect to any sale of that individual's Delta Woodside shares owned at death for five years after the individual's death. In connection with the First Refusal Agreements, life insurance policies were established on the lives of Mr. Maddrey and Mr. Rainsford. Under the life insurance policies on the life of each of them, $30 million is payable to Delta Woodside and $10 million is payable to the beneficiary or beneficiaries chosen by the individual. Nothing in either First Refusal Agreement restricts the freedom of Mr. Maddrey or Mr. Rainsford to sell or otherwise dispose of any or all of his Delta Woodside shares at any time prior to his death or prevents Delta Woodside from canceling the life insurance policies payable to it for $30 million on either Mr. Maddrey's or Mr. Rainsford's life. A First Refusal Agreement terminates if the life insurance policies payable to the applicable individual's beneficiaries for $10 million are canceled by reason of Delta Woodside's failure to pay the premiums on those policies.

     In connection with the Delta Apparel distribution and the Duck Head distribution, Delta Woodside has agreed with each of Mr. Maddrey and Mr. Rainsford that, effective as of dates in January and February, 2000 (the dates through which the applicable insurance premiums have been paid), that individual's First Refusal Agreement will terminate and Delta Woodside will transfer to the individual the $10 million life insurance policies on his life the proceeds of which are payable to the beneficiary or beneficiaries he selects. After this transfer, the recipient individual will be responsible for payment the premiums on these life insurance policies. Delta Woodside will allow the remaining $30 million of life insurance payable to Delta Woodside to lapse.